EXHIBIT 99.1
News Release

Contacts:
Media – Lisa H. Jester, Corporate Manager, Communications and Public Relations (513) 425-2510
Investors – Douglas O. Mitterholzer, General Manager, Investor Relations (513) 425-5215

AK Steel to Purchase Precision Partners Holding Company
Acquisition Expands Platform for Innovative Lightweight Steel Solutions

West Chester, OH, July 3, 2017-AK Steel (NYSE: AKS) announced today that it has signed an agreement to acquire Precision Partners Holding Company (“Precision Partners”), a leading North American automotive market company that provides engineering, tooling, die design and hot and cold stamped steel parts, for $360 million in cash. Precision Partners is headquartered in Ontario, and employs more than 1,000 employees, including 300 engineers and skilled tool makers, across eight plants in Ontario, Alabama and Kentucky.

Summary of Key Benefits:

•	Advances AK Steel’s core focus on the high-growth automotive lightweighting space and its prominent position in advanced high strength steels.

•	Further strengthens close collaboration with AK Steel’s automotive market customers.

•	Leverages AK Steel’s research and innovation in materials and metals-forming and Precision Partners’ technology and advanced capabilities in tooling and stamping.

•	Precision Partners has a proven, experienced leadership team with a track record of delivering strong business results and growth.

Precision Partners specializes in the design and engineering of tooling and die making, and the stamping of complex, hard-to-manufacture automotive components, with a broad portfolio of highly engineered solutions.
“The acquisition of Precision Partners underscores AK Steel’s commitment to expand our portfolio of high-value products and processes,” said Roger Newport, Chief Executive Officer of AK Steel. “Precision Partners has a highly experienced leadership team and is an innovator in the markets they serve. This acquisition will combine the best of both companies, bringing AK Steel’s innovation in materials and manufacturing together with Precision Partners’ tooling and stamping knowledge and technology, to create a differentiated, innovative leader in the steel industry.”
AK Steel intends to finance the acquisition with a combination of debt and equity securities and remains committed to prudently managing its balance sheet.
The transaction is subject to customary closing and regulatory approvals in the U.S. and Canada. Subject to the conclusion of the regulatory review, the closing is expected to occur during the third quarter of 2017. Credit Suisse is acting as financial advisor to AK Steel and Weil Gotshal & Manges LLP is serving as its legal advisor.

AK Steel Webcast Scheduled
AK Steel will provide live listening access on the internet to a call with analysts and investors scheduled for 10:00 a.m. ET on Wednesday, July 5, 2017 to discuss the acquisition detailed in this news release and its anticipated impact on the company. Access to the webcast will be available on the company’s website at www.aksteel.com.  The webcast will be archived on the company’s website until Wednesday, July 12, 2017 and will be accessible at aksteel.com.

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Forward Looking Statements
Certain statements made or incorporated by reference in this release reflect management’s estimates and beliefs and are intended to be “forward-looking statements” identified in the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “believes,” “intends,” “plans,” “estimates” and other similar references to future periods typically identify forward-looking statements.
The company cautions readers that forward-looking statements reflect the company's current beliefs and judgments, but are not guarantees of future performance or outcomes. They are based on a number of assumptions and estimates that are inherently affected by economic, competitive, regulatory, and operational risks, uncertainties and contingencies that are beyond the company's control, and upon assumptions about future business decisions and conditions that may change. Forward-looking statements are only predictions and involve risks and uncertainties, resulting in the possibility that actual events or performance will differ materially from such predictions as a result of certain risk factors, including that the acquisition of Precision Partners may not be consummated, or may not be consummated in a timely manner; that regulatory approval not be obtained or may only be obtained subject to conditions that are not anticipated; that Precision Partners will not be integrated successfully into AK Steel following the consummation of the acquisition; and that growth initiatives, cost savings, synergies, accretion to earnings and other anticipated benefits and opportunities from the acquisition may not be fully realized or may take longer to realize than expected.
In addition, our results and financial condition and any benefits from the acquisition, if consummated, could be adversely affected by reduced selling prices, shipments and profits associated with a highly competitive and cyclical industry; domestic and global steel overcapacity; changes in the cost of raw materials and energy; the company's significant amount of debt and other obligations; severe financial hardship or bankruptcy of one or more of the company's major customers or key suppliers; the company's significant proportion of sales to the automotive market; reduced demand in key product markets due to competition from aluminum or other alternatives to steel; excess inventory of raw materials; supply chain disruptions or poor quality of raw materials; production disruption or reduced production levels; the company's healthcare and pension obligations; not reaching new labor agreements on a timely basis; major litigation, arbitrations, environmental issues and other contingencies; regulatory compliance and changes; climate change and greenhouse gas emission limitations; conditions in the financial, credit, capital and banking markets; the company's use of derivative contracts to hedge commodity pricing volatility; potential permanent idling of facilities; inability to fully realize benefits of margin enhancement initiatives; information technology security threats and cybercrime; as well as those risks and uncertainties discussed in more detail in the company's Annual Report on Form 10-K for the year ended December 31, 2016, as updated in subsequent Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission. As such, the company cautions readers not to place undue reliance on forward-looking statements, which speak only to the company's plans, assumptions and expectations as of the date hereof. The company undertakes no obligation to publicly update any forward-looking statement, except as required by law.

AK Steel
AK Steel is a leading producer of flat-rolled carbon, stainless and electrical steel products, and carbon and stainless tubular products, primarily for automotive, infrastructure and manufacturing, electrical power generation and distribution markets. Headquartered in West Chester, Ohio (Greater Cincinnati), the company employs approximately 8,500 men and women at eight steel plants, two coke plants and two tube manufacturing plants across six states (Indiana, Kentucky, Michigan, Ohio, Pennsylvania and West Virginia) and one tube plant in Mexico. Additional information about AK Steel is available at www.aksteel.com.
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